UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

September 20, 2009 (Date of report)

CARACO PHARMACEUTICAL LABORATORIES, LTD.
(Exact name of registrant as specified in its charter)

Michigan	1-31773	38-2505723
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. employer identification no.)

1150 Elijah McCoy Drive, Detroit, Michigan 48202
(Address of principal executive offices)

(313) 871-8400
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 140.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 20, 2009, Georges Ugeux resigned as a director of the Company and from the audit, compensation and independent committees of the Board.  Mr. Ugeux was the chairman of the independent committee.

In his resignation letter (a copy of which is attached hereto as exhibit 99.1), Mr. Ugeux indicated that he had disagreements with the majority shareholder and senior management of the Company relating to corporate governance and the fiduciary role of independent directors.  The Company believes that Mr. Ugeux’s disagreements relate to the role of the independent directors going forward in managing the FDA actions previously disclosed by the Company.  The current Board, including all independent directors, believes that the management of the FDA actions is and should remain the top priority and focus for the entire management team of the Company, with the entire Board providing the necessary oversight.

All of the members of the current Board, including the independent directors, believe that all shareholders’ interests are aligned, and that the Company is moving in the right direction to enable it to resolve the FDA’s concerns as expeditiously as possible.   In this connection, the Company has engaged highly regarded (i) special FDA counsel to negotiate with the FDA on behalf of the Company and (ii) FDA consultants who are advising and will advise the Company with respect to compliance with FDA requirements.  The Board is focused and resolute in its desire to resolve the FDA’s concerns, and believes that it is acting in the best interests of all of the Company’s shareholders, as resolution of such concerns will benefit all of the shareholders of the Company.

Item 9.01.  Financial Statements and Exhibits

c)	Exhibits.

Exhibit No.	Description

99.1	Letter of resignation of Georges Ugeux.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CARACO PHARMACEUTICAL LABORATORIES, LTD.

Date: September 23, 2009	By:/s/ Jitendra N. Doshi
Jitendra N. Doshi
Chief Executive Officer

Exhibit Index

99.1	Letter of resignation of Georges Ugeux.